Exhibit 10.49

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

As of January 19, 2007

Anne Globe

c/o Munger, Tolles & Olsen LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071

Attn: Rob Knauss

Dear Anne:

Upon the Commencement Date (as defined below) DreamWorks Animation SKG, Inc. (“Employer”) agrees to employ you and you agree to accept such employment upon the terms and conditions set forth in this agreement (“Agreement”) Upon Employer’s receipt of executed copies (in form and substance satisfactory to Employer) of this Agreement, this Agreement shall supersede the executed Employment Agreement, dated as of October 1, 2004 (the “Prior Agreement) between Studio and you, and the Prior Agreement shall be deemed terminated effective as of January 19, 2007. Employer shall have no obligation under this Agreement unless and until Employer has received from Employee a fully executed copy of this Agreement (in form and substance satisfactory to Employer).

1. Term. The term of your employment hereunder shall commence on January 19, 2007 (the “Commencement Date”) and shall continue until January 1, 2012. This period shall hereinafter be referred to as the “Employment Term.”

2. Duties/Responsibilities.

a. General. Your title shall be “Worldwide Head of Marketing and Consumer Products” of Studio.

b. Services. During the Employment Term you shall render your exclusive full time business services to Studio and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the President of Studio, all as hereinafter set forth. Employee shall report to the President of Employer (currently Lew Coleman [“Coleman’]); provided that if Coleman is not actively involved in the business of Employer or otherwise incapable of involvement in the day-to-day business of Employer, including by reason of death or disability, then Employee shall report to the CEO of Studio. If any senior executive other than the President reports to the CEO, then you shall be entitled to report to the CEO. Notwithstanding the foregoing, Studio may not require you to render services on a permanent basis outside Los Angeles County without your consent. If Studio moves its primary operations outside of Los Angeles County and you do not consent to render permanent services at such new location, then you may elect to terminate this Agreement.

3. Exclusivity. You shall not during the Employment Term perform services for any person, firm or corporation (hereinafter referred to collectively as a “person”) without the prior written consent of Studio and will not engage in any activity which would interfere with the performance of Studio’s services hereunder, or become financially interested in any other person engaged in the production, distribution or exhibition of motion pictures or television programs (including, without limitation, motion pictures produced for, distributed to or exhibited on free, cable, pay, satellite and/or subscription television, music and/or interactive), anywhere in the world. Nothing contained herein shall prevent you from owning publicly traded minority stock interests not to exceed five percent (5%), limited partnership interests or other passive investment interests in businesses performing any of the aforesaid activities.

4. Compensation.

a. Base Salary. For all services rendered under this Agreement, Studio will pay you a yearly base salary rate of Eight Hundred Thirty Five Thousand Dollars ($835,000.00) for each full year of the Employment Term, payable in accordance with Studio’s applicable payroll practices (“Base Salary”). Promptly following execution of this Agreement, you shall receive a cash payment (subject to applicable withholding) of that portion of your Base Salary that you would have received if this Agreement had been effective as of January 2, 2007.

b. Equity-Based Compensation.

(i) You will be eligible, while you remain employed hereunder, subject to annual approval by the Compensation Committee, to receive an annual cash bonus award pursuant to the terms of the Studio’s short term incentive plan. It is Studio’s present expectation, that such annual awards will have an aggregate grant-date value, depending on company performance, ranging between $350,000 (bonus target) and $650,000 (in the case of superior company performance).

(ii) In addition, you will be eligible, while you remain employed hereunder, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards consistent with other senior executives subject to compensation committee approval. It is Studio’s present expectation, that such annual awards will have an annual aggregate grant-date value targeted at $2,000,000.

5. Benefits. In addition to the foregoing, you shall be entitled to participate in such other, medical, dental and life insurance, 401(k), pension and other benefit plans as Studio may have or establish from time to time for its most senior executives. In addition, Studio shall cover the cost of personal financial consulting services to you. During the Employment Term, unless earlier terminated as set forth below, you shall be entitled to coverage in accordance with Studio’s standard leave of absence policy and shall be entitled to vacation days and/or personal days to be taken subject to the demands of Studio (as determined by Studio) and consistent with the amount of days taken by other senior level executives; provided, however, no vacation time will be accrued during the Employment Term. The foregoing, however, shall not be construed to require Studio to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.

6. Business Expenses. Studio shall reimburse you for business expenses on a regular basis in accordance with its policy regarding the reimbursement of such expenses for executives of like stature to you (including travel, at Studio’s request, [which, in accordance with company policy, is currently first class], a cellular phone and including the reimbursement or direct payment of business phone expenses on a regular basis in accordance with Studio’s policy regarding the reimbursement or payment of such expenses for executives of like stature to you). Studio will provide you with a monthly car allowance of One Thousand Dollars ($1,000), which shall be administered in accordance with Studio’s then-current policy for similarly situated executives.

7. Indemnification. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney’s fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an “after-tax” or “gross-up” basis) which arises, directly or indirectly, in whole or in part out of any alleged or actual conduct, action or inaction on your part in or in connection with or related in any manner to your status as an employee, agent, officer, corporate director, member, manager, shareholder, partner of, or your provision of services to, Studio or any of its affiliated entities, or any entity to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including reasonable attorneys’ fees shall be promptly advanced by Studio until such time, if ever, as it is determined by final decision pursuant to Paragraph 24 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced).

8. Covenants.

a. Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to, or for any benefit of any third party, any trade secret or other confidential information of Studio or any of its affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Studio’s policies) and that you will comply with any confidentiality obligations of Studio known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you.

b. Studio Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment and any works in progress, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 8.c is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its affiliates being your employer.

c. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Studio or any of its affiliates shall remain the exclusive property of Studio. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, Studio reserves the right, to the extent required by law, and in addition to any other remedy Studio may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to Studio or any of its affiliates at the time of or subsequent to the termination of your employment with Studio, and (ii) the value of Studio property which you retain in your possession after the termination of your employment with Studio following Studio’s written request for such item(s) return and your failure to return such items within thirty (30) day of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

d. Promise Not To Solicit. You will not, during the period of the Employment Term or for the period ending one (1) year after the earlier of expiration of the Employment Term or your termination hereunder, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of Studio (or those of any of its affiliates) to stop working for, contracting with or representing Studio or any of its affiliates or to work for, contract with or represent any of Studio’s (or its affiliates’) competitors.

9. Incapacity.

a. In the event you are unable to perform the services required of you hereunder as a result of a physical or mental disability and such disability shall continue for a period of ninety (90) or more consecutive days or an aggregate of four (4) or more months during any twelve (12) month period during the term hereof, Studio shall have the right, at its option and subject to applicable state and federal law, to terminate your employment hereunder, and Studio shall only be obligated to pay you (a) 50% of the specified Base Salary for the remainder of the then current Employment Term, but not to exceed two (2) years, and (b) any additional compensation (including, without limitation, any grants of equity-based compensation made to you on or prior to the date of termination (it being understood you will not be entitled to receive any grants of equity-based compensation thereafter) as determined pursuant to Paragraph 9.b below, car allowance which has accrued prior to your termination, and expense reimbursement for expenses incurred prior to your termination) earned by you prior to the termination of your employment. Notwithstanding the foregoing sentence, you further will be entitled to continuation of medical, dental, life insurance, disability, car allowance and financial counseling benefits (collectively, the “Continued Benefits”) for a period of twelve (12) months after termination of your employment pursuant to this paragraph (but not to exceed the end of the then current Employment Term). With respect to any Continued Benefits for which you may become eligible under this Paragraph 9.b or otherwise under this Agreement, if requested by the Company during any continuation period you shall elect to treat such Continued Benefits as being provided pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or any similar applicable federal or state statute. Whenever compensation is payable to you hereunder, during or with respect to a time when you are partially or totally disabled and such disability (except for the provisions hereof) would entitle you to disability income or to salary continuation payments from Studio according to the terms of any plan now or hereafter provided by Studio or according to any policy of Studio in effect at the time of such disability, the compensation payable to you hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to you by an insurance company under an insurance policy paid for by Studio, the compensation payable to you hereunder shall be inclusive of the amounts paid to you by said insurance company and shall not be in addition thereto.

b. Unless otherwise specified in the Plan or in the agreement evidencing the grant, in each case as of the date of the grant, after termination of employment your grants of equity-based compensation will be determined as follows. With respect to grants having performance-based vesting criteria, your rights to receive or exercise the awards provided by the grants will be determined after the end of the performance period specified in the grant, or satisfaction of such other criteria pursuant to the Plan, subject to the applicable performance or other criteria, as if you had continued to remain employed with Studio throughout such performance period. With respect to grants having time-based vesting criteria, your rights to receive or exercise the awards provided by the grants will be determined promptly following your termination of employment. You will be entitled to receive or exercise a ratable portion of the amount of each award determined in the preceding sentence, calculated by multiplying such amount by a fraction, the numerator of which is the sum of (i) your actual period of service in months through the date of termination plus (ii) the lesser of (A) twelve (12) months or (B) 50% of the remaining Employment Term in months determined as of the date of termination (but in no event will the numerator exceed the denominator), and the denominator of which is the total performance period in months (for grants having performance-based vesting criteria) or the total vesting period in months (for grants having time-based vesting criteria) specified in the grant. To avoid any double-counting, any part of any equity-based compensation award that has vested in accordance with the terms of the applicable award agreement shall be credited against any part of such award that you shall be entitled to receive or exercise pursuant to the determination set forth in the proceeding sentence. The balance of such awards will be forfeited. Subject to this Paragraph 9.b and to the other terms and conditions of the grants, all Options and any similar equity-based awards will remain exercisable for the remaining term of the grant.

10. Death. If you die prior to the end of the Employment Term, this Agreement shall be terminated as of the date of death and your beneficiary or estate shall be entitled to receive (a) your Base Salary accrued to date and for 12 months thereafter, but not to exceed the end of the then current Employment Term, (b) equity-based compensation to be determined in the same manner and at the same time as provided in Paragraph 9.b, under and in accordance with any stock plan of Studio, and (c) all other benefits pro-rated up to the date on which the death occurs.

11. Termination for Cause. Studio shall have the right to terminate this Agreement at any time for cause. As used herein, the term “cause” shall mean (i) misappropriation of any material funds or property of Studio or any of its related companies; (ii) failure to obey reasonable and material orders given by the President of Studio or by the board of directors of Studio (iii) any material breach of this Agreement by you; (iv) conviction of or entry of a plea of guilty or nolo contendre to a felony or a crime involving moral turpitude; (v) any willful act, or failure to act, by you in bad faith to the material detriment of Studio; or (vi) material non-compliance with established Studio policies and guidelines (after which you have been informed in writing of such policies and guidelines and you have failed to cure such non-compliance); provided that in each such case (other than (i) or (iv) or a willful failure in (ii) or repeated breaches, failures or acts of the same type or nature) prompt written notice of such cause is given to you by specifying in reasonable detail the facts giving rise thereto and that continuation thereof will result in termination of employment, and such cause is not cured within ten (10) business days after receipt by you of the first such notice. If you are terminated as set forth in this Paragraph 11, then payment of the specified Base Salary and any additional noncontingent cash compensation (including, without limitation, any equity-based compensation which has vested and expense reimbursement for expenses incurred prior to your termination) theretofore earned by you shall be payment in full of all compensation payable hereunder. If Studio terminated you hereunder, then you shall immediately reimburse Studio for all paid but unearned sums.

12. Involuntary Termination. Studio may terminate your employment other than for cause or on account of incapacity, in which case you will receive continuation of Base Salary and Continued Benefits (other than disability coverage), until the end of the Employment Term. In the event that cash bonuses have been paid, you shall also be entitled to receive through the end of the Employment Term an annual cash amount equal to the average annual cash bonuses that had been paid to you, if any (e.g., if you are terminated pursuant to this Paragraph 12 after three and one-half (3-1/2) years of employment, the annual cash bonus payable to you at the end of each of years four and five will be an amount equal to the aggregate of the cash bonuses, if any, paid to you at the end of years one, two and three divided by the number of full years of your employment prior to termination [i.e., three (3), in this example]). In the event of termination of your employment without cause pursuant to this Paragraph 12, all the equity-based compensation specified in Paragraph 4.b hereof held by you shall accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and will, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant; however, you will not be entitled to receive any future equity-based compensation. If your services are terminated pursuant to this paragraph, you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder; provided that any compensation earned from any employment obtained by you during the Term following termination will be offset against Studio’s payment obligations under this Agreement except if your services are terminated following a “change of control” as provided in Paragraph 25 hereof. You agree that you will have no rights or remedies in the event of your termination without cause other than those set forth in the Agreement to the maximum extent required by law.

13. Termination for Good Reason. You shall be entitled to terminate this Agreement at any time for “good reason.” As used herein, the term “good reason” shall mean only: (i) any material breach of this Agreement by Studio, (ii) any diminution in title; (iii) failure to be the most senior marketing executive of Studio; (iv) any time that Studio shall direct or require that you report to any person other than the President (except as provided in Paragraph 2.c hereof) or (v) any time that Studio shall direct or require that your principal place of business be anywhere other than the Los Angeles area. Notwithstanding anything to the contrary contained herein, you will give Studio written notice prior to terminating this Agreement pursuant to the foregoing, setting forth the exact nature of any alleged breach and the conduct required to cure such breach. Studio shall have thirty (30) days from the receipt of such notice within which to cure. In the event of your voluntary termination for good reason, you shall be entitled to the payments, benefits (including the post-term assumption of the applicable benefits) and equity-based compensation provided under Paragraph 12 for involuntary termination without cause. If your services are terminated pursuant to this paragraph, you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder. You agree that you will have no rights or remedies in the event of your termination for good reason other than those set forth in the Agreement to the maximum extent allowed by law.

14. Name/Likeness. During the Employment Term, Studio shall have the right to use your name, biography and likeness in connection with its business as follows: You shall promptly submit to Studio a biography of yourself. Provided that you timely submit such biography, Studio shall not use any other biographical information other than contained in such biography so furnished, other than references to your prior professional services and your services hereunder, without your prior approval (which approval shall not be unreasonably withheld). If you fail to promptly submit a biography, then you shall not have the right to approve any biographical material used by Studio. You shall have the right to approve any likeness of you used by Studio. Nothing herein contained shall be construed to authorize the use of your name, biography or likeness to endorse any product or service or to use the same for similar commercial purposes.

15. Section 317 and 508 of the Federal Communications Act. You represent that you have not accepted or given, nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

16. Equal Opportunity Employer. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

17. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, CA 90071-1560, Fax: (213) 683-5137, Attn: Rob Knauss. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

18. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio may assign this Agreement or all or any part of its rights hereunder to any entity which acquires all or substantially all of the assets of Studio and this Agreement shall inure to the benefit of such assignee, provided your duties do not materially change.

19. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

20. No Implied Contract. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

21. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

22. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

23. Survival Modification of Terms. Your obligations under Paragraph 8 hereof shall remain in full force and effect for the entire period provided therein, notwithstanding the termination of the Employment Term pursuant to Paragraph 11 hereof or otherwise. Studio’s obligations under Paragraphs 6 (with respect to expenses theretofore incurred) and 7 hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination. Further, Paragraphs 4.b(iv), 9, 10, 12 and 13 will continue to govern your entitlement, if any, to benefits and equity based compensation after the termination of the Employment Term, and paragraph 24 will continue to govern any Claims (as defined below) by one party against the other.

24. Arbitration of Disputes. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, “Claim[s]”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio’s agreements with third parties and compensation of Studio’s employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator’s decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 24 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 24 shall survive the termination of your employment with Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 3 and 8, above) may result in irreparable injury to Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

25. Change of Control. In the event of a “change of control”, all equity-based compensation held by you shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant.

a. For purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events:

(i) during any period of fourteen (14) consecutive calendar months, individuals who were directors of Studio on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of Studio (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by Studio’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”), in each case other than the management of Studio, the Board or the holders of Studio’s Class B common stock par value $0.01;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Studio or (y) any of its Subsidiaries, but in the case of this clause (y) only if Studio Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of Studio to an entity that is not an Affiliate (a “Sale”), in each such case, if such Reorganization or Sale requires the approval of Studio’s stockholders under the law of Studio’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Studio in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Studio Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Studio or all or substantially all Studio’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Studio Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Studio), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of Studio approve a plan of complete liquidation or dissolution of Studio; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Studio, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Studio or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of Studio in substantially the same proportions as their ownership of the voting power of Studio Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Studio representing 20% or more of the combined voting power of Studio Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of Studio Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a change of control: (x) any acquisition directly from Studio or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Studio or an Affiliate.

b. In the event that it is determined that any payment (other than the Gross-Up Payments provided for in this Paragraph 25.b) or distribution by Studio or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in the ownership or effective control” of Studio, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then you will be entitled to receive (or have paid to the applicable taxing authority on your behalf) an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up

Payment will be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain (or receive the benefit of a payment to the applicable taxing authority of) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, you will be considered to pay (i) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (ii) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

26. Miscellaneous. You agree that Studio may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the Federal and California Income Tax Acts, Federal Insurance Contributions Act, California Unemployment Insurance Act, any and all amendments thereto, and other statutes heretofore or hereafter enacted requiring the withholding of compensation. All of Studio’s obligations in this Agreement are expressly conditioned upon you completing and delivering to Studio an Employment Eligibility Form (“Form I-9”) (in form satisfactory to Studio) and in connection therewith, you submitting to Studio original documentation demonstrating your employment eligibility.

27. Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. In particular, if necessary or desirable to avoid imposition of penalties and additional taxes under Section 409A of the Code, notwithstanding the timing of payment provided in any other section of this Agreement, the timing of any amounts payable pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code, and you shall not be entitled to interest with respect to such six-month delay. Furthermore, notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty surrounding the proper application of Section 409A of the Code, the Company and you may make necessary amendments to this Agreement for the limited purpose of, and solely to the extent necessary to avoid the imposition of penalties and additional taxes under, Section 409A of the Code. In any case, except as provided in Section 25.b of this Agreement, you are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this letter or the Agreement (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold you harmless from any or all such taxes.

If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Very truly yours, DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Katherine Kendrick
Its:	General Counsel

ACCEPTED AND AGREED AS OF THE

DATE FIRST ABOVE WRITTEN:

/s/ Anne Globe
ANNE GLOBE